  Exhibit 99(a)

NEWS RELEASE	April 21, 2020

Contact:
Lance A. Sellers
President and Chief Executive Officer
A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer
828-464-5620, Fax: 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES PLAN TO ALLOW PARTICIPATION AT ANNUAL MEETING BY PHONE

Peoples Bancorp of North Carolina, Inc. (Nasdaq: PEBK), the parent company for Peoples Bank, Newton, North Carolina announced today that, as a result of the existing COVID-19 crisis and resulting guidance and limitations regarding public gatherings, its Board of Directors has approved a plan to limit the number of persons who may physically attend in person the Annual Meeting of Shareholders scheduled for 11:00 a.m., Eastern Time on May 7, 2020, at the Catawba Country Club in Newton, North Carolina and to allow shareholders to participate in the meeting by telephone conference call.

Lance A. Sellers, President and Chief Executive Officer of the Company, stated: “Circumstances have changed since the mailing of our Notice of Annual Meeting and Proxy Statement, and as noted in our proxy materials, we have been closely monitoring the public health and travel concerns as well as state government restrictions due to COVID-19. Pursuant to Executive Orders issued by North Carolina Governor Roy Cooper and currently available information from infectious disease experts, and in order to protect the health and safety of our employees and shareholders, we will be unable to allow more than ten (10) shareholders to physically attend the meeting, and we have cancelled our annual shareholders luncheon. We will hold a business-only meeting at the previously scheduled time on May 7, 2020 to address the proposals described in our Proxy Statement, and participation is being made available to shareholders by telephone conference call.

Shareholders desiring to participate in the May 7, 2020 shareholders meeting, must email the Company’s Assistant Corporate Secretary, Krissy Price, kprice@peoplesbanknc.com, on or before 5:30 p.m., Eastern Time, on Wednesday, May 6, 2020, stating (1) that they desire to participate in the meeting and (2) the number of shares of the Company’s common stock that they held of record as of March 6, 2020. In a reply email, those shareholders will be provided the information which will enable them to join in the telephone conference call through which remote participation in the meeting will be available. In addition, rules of conduct for remote participation in the meeting will be provided in the response email. Shareholders are encouraged to vote their shares prior to the meeting, as directed on the proxy cards received by them.

The Company thanks its shareholders for understanding these necessary changes and wishes its shareholders well during these unique times.

Peoples Bank currently operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake counties. Peoples Bank also operates loan production offices in Lincoln, Mecklenburg and Durham counties. The Company’s common stock is publicly traded and is quoted in the NASDAQ Global Market under the symbol “PEBK”.